Exhibit 99.1

KIOR REPORTS FIRST QUARTER 2013 RESULTS

Run Times at Columbus Increasing Quarter-over-Quarter

Technology Working as Designed

PASADENA, Texas, May 9, 2013—KiOR, Inc. (NASDAQ: KiOR), announced today its financial results for the first quarter ended March 31, 2013.

“Building on the first gallons of cellulosic diesel we shipped in March, we continue to make progress with operations at our Columbus facility,” said Fred Cannon, KiOR’s President and Chief Executive Officer. “The on-stream percentage of our core technology in the first quarter improved approximately 500 percent over the fourth quarter. Most of our individual run times are longer than the previous runs, and we are working toward taking the facility into a steady state of operations.”

“Most significantly,” Cannon continued, “our core technology is continuing to operate as designed, and the facility is producing high quality oil and cellulosic fuel. With these positive trends, we expect that our fuel shipments will increase and become more frequent.”

Financial Results

First quarter 2013 net loss was $31.3 million, or $0.30 per share, compared to a net loss of $29.7 million, or $0.28 per share, for the fourth quarter of 2012. Net loss for the first quarter of 2012 totaled $16.8 million, or $0.16 per share.

During the first quarter of 2013, total revenues were $71 thousand, of which $52 thousand was related to the sale of finished blended diesel fuel containing cellulosic diesel from our research and development facility and the remainder of which was related to production from our first commercial scale facility in Columbus, Mississippi. Total revenues for the fourth quarter of 2012 were $87 thousand, compared to none in the first quarter of 2012.

Cost of product revenue recorded during the first quarter of 2013 totaled $5.4 million, which include production costs of Columbus plus incremental cost incurred in connection with our efforts to achieve steady state operations starting in March 2013, compared to $68 thousand for the fourth quarter of 2012 and none for the first quarter of 2012.

Research and development (R&D) expenses for the first quarter 2013 totaled $9.2 million, representing a $0.3 million decrease from the $9.5 million recorded in the fourth quarter of 2012. First quarter 2013 R&D expenses increased $0.8 million from $8.4 million recorded in the first quarter 2012, mainly due to higher payroll and related expenses.

General and administrative (G&A) expenses for the first quarter of 2013 were $14.7 million, a decrease of $5.5 million from the $20.2 million recorded in the fourth quarter of 2012, primarily due to start-up activities related to the Columbus facility reported as part of G&A through February 2013. First quarter 2013 G&A expenses increased $6.6 million from $8.1 million reported in the first quarter 2012, due to $4.7 million higher start-up related activities at the Columbus facility and $1.9 million higher payroll and related expenses.

Capital investments during the first quarter were $4.8 million, primarily related to front end engineering and design of KiOR’s 1,500 bone dry ton per day project in Natchez, Mississippi.

KiOR had cash and cash equivalents of $11.1 million at March 31, 2013, which represents a $29.8 million decrease from the December 31, 2012 balance. This decrease was primarily driven by operating uses of cash and capital expenditures on the Natchez facility. Net long-term debt stood at $120 million as of quarter-end. During the first quarter of 2013, the Company amended its 4-year-term loan to, among other things, extend KiOR’s ability to pay interest in kind, defer principal amortizations, and increase the facility to $125 million to provide additional operating liquidity. As of the end of the first quarter of 2013, $50 million of this expanded facility remained undrawn and available upon the Company’s request.

Conference Call Information

The Company will discuss these results on a conference call scheduled for today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Participants may join the conference call by dialing (877) 468-8808 (for U.S. and Canada) or (832) 412-2302 (International). The conference access code is 35924813 for all participants. To listen via live webcast, please visit the investors section of the Company’s website: http://investor.kior.com/events.cfm. An audio replay will remain available for seven days until Thursday, May 16, 2013 at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 35924813 for all participants. The replay will also be available in the investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About KiOR

KiOR, a global leader in cellulosic gasoline and diesel transportation fuels, has developed a unique proprietary technology platform to convert abundant and sustainable non-food biomass into fuels for use in vehicles on the road today. KiOR’s cellulosic fuels, which may be transported using existing distribution networks, help ease dependence on foreign oil, reduce lifecycle greenhouse gas emissions and create high-quality jobs and economic benefit across rural communities.

KiOR’s shares are traded on NASDAQ under the symbol “KiOR.” For more information, please visit www.KiOR.com.

Forward-Looking Statements

This release contains “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results and events, including, without limitation, statements about: our potential to be the first U.S. commercial cellulosic diesel/gas producer, the performance of our next generation catalyst platform and the levels of our yield of gallons per bone dry ton of biomass, the amount of risk related to our business strategy; the timing of commercialization of our cellulosic gasoline and diesel at our biomass-to-fuel facility in Columbus, Mississippi, potential future sales of our fuels products, the size of the potential market for our products, and our anticipated future operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” intends,” “appears,” “estimates,” “projects,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward looking statements. The forward looking statements in this press release involve a number of important risks and uncertainties, which could cause our actual future results to differ significantly from the results discussed in the forward looking statements contained in this press release. Such factors include our ability to raise the additional capital we need in order to expand our business and begin construction on our Natchez facility; the ability of our Columbus facility to produce cellulosic hydrocarbon fuel on time, on a continuous and cost-efficient basis and at expected yields; the availability of cash to invest in the ongoing needs of our business; our ability to successfully commercialize our cellulosic gasoline, diesel and fuel oil; our ability to effectively scale our proprietary technology platform and process design; the cost of constructing, operating and maintaining facilities necessary to produce our cellulosic gasoline, diesel and fuel oil in commercial volumes; the ability of our initial-scale commercial production facility, in which we are in the start-up phase, to satisfy the technical, commercial and production requirements under offtake agreements relating to the sale of cellulosic gasoline, diesel and fuel oil; market acceptance of our cellulosic gasoline, diesel and fuel oil; our ability to obtain and maintain intellectual property protection for our products and processes, and other factors that are discussed more fully in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the United States Securities and Exchange Commission and in our other filings with the Securities and Exchange Commission. The “Risk Factors” discussion in the filings listed above is incorporated by reference in this press release. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results, levels of activity, performance or achievement may vary significantly from what we have projected. We specifically disclaim any obligation to update these forward looking statements in the future. These forward-looking statements should not be relied upon as representing our estimates or views as of any date subsequent to the date of this press release.

Contact Information:

For Investors:

Max Kricorian

Treasurer

281-694-8811

Investor.relations@kior.com

For Media:

Kate Perez

Director of Corporate Communications & Public Relations

281-694-8831

Media@kior.com

KiOR, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Product revenue	$68	$—
Renewable identification number revenue	3	—

Total revenues	71	—
Operating expenses:
Cost of product revenue	$(5,408)	$—
Research and development expenses	(9,166)	(8,431)
General and administrative expenses	(14,676)	(8,119)

Loss from operations	(29,179)	(16,550)
Other income (expense), net:
Interest income	1	2
Beneficial conversion feature expense related to convertible promissory note	—	—
Interest expense, net of amounts capitalized	(2,157)	(274)
Foreign currency gain (loss)	—	—
Loss from change in fair value of warrant liability	—	—

Other expense, net	(2,156)	(272)

Loss before income taxes	(31,335)	(16,822)
Income tax expense—current	—	—

Net loss	$(31,335)	$(16,822)

Net loss per share of Class A common stock, basic and diluted	$(0.30)	$(0.16)

Net loss per share of Class B common stock, basic and diluted	$(0.30)	$(0.16)

Weighted-average Class A and B common shares outstanding, basic and diluted	105,572	103,139

KiOR, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$11,111	$40,887
Inventories	2,856	3,239
Prepaid expenses and other current assets	1,993	1,528

Total current assets	15,960	45,654
Property, plant and equipment, net	253,507	246,410
Intangible assets, net	2,280	2,332
Other assets	1,569	1,641

Total assets	$273,316	$296,037

Liabilities, Preferred Stock and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$5,307	$5,124
Accounts payable	3,247	4,175
Accrued capital expenditures	867	953
Accrued liabilities	7,280	5,753

Total current liabilities	16,701	16,005
Related party long-term debt, less current portion, net of discount	78,942	79,843
Long-term debt, less current portion, net of discount	41,059	41,035
Other Liabilities	119	146

Total liabilities	136,821	137,029

Total stockholders’ equity	136,495	159,008

Total liabilities, convertible preferred stock and stockholders’ equity	$273,316	$296,037